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                                                                 EXHIBIT 10(e)

                         SUPPLEMENTAL PENSION PLAN

                       For Exempt Salaried Employees

                                    of

                      Union Pacific Resources Company

                                    and

                                Affiliates

                 (As amended and restated in its entirety
              effective as of January 1, 1976, including all
                 amendments adopted through August, 1993)

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                             TABLE OF CONTENTS

      Article                                                     Page
      -------                                                     ----
      One         Scope of Plan and Definitions                     3

      Two         Total Service and Vesting Service                 6

      Three       Amount and Payment of Pension                     7

      Four        Manner of Payment                                11

      Five        Vesting                                          12

      Six         Employee Transfers                               14

      Seven       Pre-Retirement Survivor's Benefit                15

      Eight       Administration                                   18

      Nine        Amendment or Termination                         20

      Ten         General Provisions                               21

      Eleven      Transfers to Non-Covered Employment              22

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                                ARTICLE ONE


                       Scope of Plan and Definitions


     1.1 The Prior Supplemental Plan, effective January 1, 1971, and as amended from time to time, shall establish certain rights of certain exempt salaried employees of the Company who retired or otherwise terminated their employment on or after January 1, 1971 and prior to January 1, 1976. The Supplemental Plan, as set forth herein, effective January 1, 1976, and as it may hereafter be amended from time to time, shall establish certain rights of certain exempt employees of the Company who retire or otherwise terminate their employment on or after January 1, 1976. The rights provided for such exempt salaried employees under the Supplemental Plan shall be in addition to, and not in lieu of, the rights, if any, provided to such individuals under the "Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates," effective January 1, 1990 and as it may thereafter be amended from time to time.

     1.2 As used in this Supplemental Plan, the following terms have the meanings set forth below, unless a different meaning is plainly required by the context:

(a)    "Administrator" means the Vice President-Benefit Administration of
       Resources.

(b) "Company" means Union Pacific Resources Company (herein called "Resources") and any Affiliate which is included in the Supplemental Plan by action of the Board of Directors of Resources and such Affiliate.

(c)    "Early Supplemental Pension" means the pension provided for in Section
       3.3.

(d)    "Effective Date" means January 1, 1976.

(e)    "Excess Supplemental Pension" means the pension provided for in Section
       3.4.

(f) "Incentive Compensation" means Incentive compensation awarded a Participant under the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries, as amended and restated as of January 1, 1981 and as it may thereafter be amended from time to time, but only to the extent that such incentive compensation is not taken into account in computing the Participant's Final Average Earnings under the Plan. Awards of Incentive Compensation shall be taken into account on the accrual basis at the time such awards are made, provided, however, that no more than three awards of Incentive Compensation shall be taken into account for any 36-month period.

(g)    "Normal Supplemental Pension" means the pension provided for in Section
       3.1.

(h) "Participant" means any employee of the Company who has been designated as a Participant by the Board of Directors.

(i) "Plan" means the "Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates", effective January 1, 1990, and as it may be hereafter amended from time to time.

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(j)    "Prior Supplemental Plan" means the "Supplemental Pension Plan for
       Exempt Salaried Employees of Champlin Petroleum Company" as it existed on December 31, 1975.

(k) "Supplemental Plan" means the "Supplemental Pension Plan for Exempt Salaried Employees of Union Pacific Resources Company and Affiliates" as described herein, and as it may hereafter be amended from time to time; such term shall also include the Prior Supplemental Plan, except where specific reference is made to the Prior Supplemental Plan.

(l) "Surviving Spouse" means the spouse of a Participant who is legally married to the Participant on the date of his death and

          (i) where payments to the Participant under the Supplemental Plan have not begun, who was legally married to the Participant continuously during the 12 months immediately preceding the date of the Participant's death, or

          (ii) where payments to the Participant under the Supplemental Plan have begun, who was legally married to the Participant continuously during the 12 months immediately preceding the date that such payments began.

(m)    "Surviving Spouse's Pension" means the pension provided for in Section
       3.5.

(n) "Total Service" means the period of service recognized for Supplemental Plan purposes, as set forth in Section 2.1.

(o) "Vesting Service" means the period of service recognized for Supplemental Plan purposes, as set forth in Section 2.2.

(p) The following terms have the respective meanings set forth in the definition provisions of Section 1.2 of the Plan:

                 (i)  Actuarial Equivalent
                (ii)  Affiliate
               (iii)  Continuous Service
                (iv)  Credited Service
                 (v)  Early Retirement Date
                (vi)  Early Retirement Pension
               (vii)  Earnings
               viii)  Employee
                (ix)  Employment
                 (x)  Employment Commencement Date
                (xi)  Final Average Earnings
               (xii)  Member
              (xiii)  Normal Retirement Date
               (xiv)  Normal Retirement Pension
                (xv)  Postponed Retirement Date
               (xvi)  Postponed Retirement Pension
              (xvii)  Retirement Date
             (xviii)  Year of Service
               (xix)  Contingent Annuitant
                (xx)  Hour of Service
               (xxi)  Retirement Pension

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(q)    The masculine pronoun wherever the context so indicates shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

(r)    "Board of Directors" means the board of directors of the Company.

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                                ARTICLE TWO


                     Total Service and Vesting Service


     2.1 Total Service (expressed in the years, including portions thereof) shall include:

     (a) all years of Credited Service (including portions thereof) as set forth in Article Three of the Plan; and,

     (b) such additional years of training, prior to the Participant's Employment Commencement Date or intervening between periods of Employment, as has afforded to the Participant such training as has, in the opinion of the Company, especially qualified him for his position and induced his employment by the Company, but only after, and to the extent that, (i) the Board of Directors has recommended that credit for such additional years be granted, (ii) such recommendation has been approved by the Board of Directors of Union Pacific Corporation, and (iii) the Participant has been notified of such approval (including any such additional years approved under the Prior Supplemental Plan).

     2.2 Vesting Service (expressed in years, including portions thereof) shall include:

     (a) all years of Continuous Service (including portions thereof) as set forth in Article Two of the Plan; and,

     (b)  any additional years approved under Section 2.1(b).

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                               ARTICLE THREE


                       Amount and Payment of Pension


     3.1 Normal Supplemental Pension. A Participant retired on his Normal or Postponed Retirement Date will be entitled to receive an additional years of service and/or incentive compensation pension computed as provided in
Section 3.3.

     3.2  Additional Years of Service and/or Incentive
Compensation Pension. A Participant whose Total Service includes additional years under Section 2.1(b) beyond the years of Credited Service recognized under Article Three of the Plan and/or who has been awarded Incentive Compensation within the 10-year period immediately preceding his Retirement Date shall be entitled to an annual additional years of service and/or incentive compensation pension, commencing on his Normal or Postponed Retirement Date, equal to the excess of (i) the annual Normal Retirement Pension computed on the basis of the formula provided in Section 5.1 of the Plan, including in the Participant's Final Average Earnings under such formula the Incentive Compensation awarded such Participant and utilizing all such additional years included in Total Service, but not beyond an aggregate of 40 years of Total Service, over (ii) the annual Normal Retirement Pension determined under Article Five of the Plan without regard, however, to the limitation in Section 5.5 thereof.

     3.3 Early Supplemental Pension. A Participant retired on an Early Retirement Date shall be entitled to receive a supplemental pension commencing at Normal Retirement Date, computed in accordance with Section 3.2, based upon Total Service rendered and/or Incentive Compensation awarded prior to his Early Retirement Date. In lieu thereof, such Participant may elect to receive a reduced supplemental pension, commencing on his Early Retirement Date, which is the Normal Supplemental Pension accrued under the Supplemental Plan to his Early Retirement Date multiplied by the early retirement factor determined from the table below (prorated on a monthly basis for fractions of a year).

                    EARLY RETIREMENT FACTORS

           Age on Early
          Retirement Date                    Percentage Factor
          ---------------                    -----------------
               55                                   60
               56                                   65
               57                                   70
               58                                   75
               59                                   80
               60                                   85
               61                                   88
               62                                   91
               63                                   94
               64                                   97

     3.4 Excess Supplemental Pension. A Participant whose Normal or Early or Postponed Retirement Pension under the Plan is reduced as a result of the application of the limitation in Section 5.5 of the Plan shall be entitled to a supplemental pension, commencing on his Retirement Date, equal to the amount of such reduction.

     3.5 Surviving Spouse's Pension. The Surviving Spouse, if any, of a deceased Participant who dies after retirement on a Postponed, Normal or Early Retirement Date, or while an active Employee after his Normal Retirement Date, shall receive a Surviving Spouse's Pension equal to one-half of the normal

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form of the supplemental pension payable to such deceased Participant under the Supplemental Plan. Such Surviving Spouse's Pension shall be payable to such Spouse in equal monthly installments for life, commencing on the first day of the month immediately following the death of such Participant. In no event shall the Surviving Spouse who was also designated as the Participant's Contingent Annuitant under the Plan receive more than 100% of the retirement income payable to the Participant under the Contingent Annuitant Option under the Plan.

     3.6  Involuntary Termination Supplemental Pension.

     (a) In addition to a Normal Supplemental Pension determined under Section 3.1, if the employment of any Participant
          (i) who is elected officer, and (ii) whose highest annual Earnings (plus Incentive Compensation) is not less than $200,000, is involuntarily terminated prior to the 5th anniversary date of a "change in control" (as hereinafter defined) and prior to his Normal Retirement Date, and if, at the time of such involuntary termination, such Participant has completed 10 or more years of Continuous Service and is within the 10-year period immediately preceding his Normal Retirement Date, such Participant shall be entitled to an Involuntary Termination Supplemental Pension commencing on his Normal Retirement Date, equal to the excess of (i) the Normal Supplemental Pension computed in accordance with Section 3.1, based on Total Service rendered and as projected to be rendered to the 5th anniversary of such change in control (or, if earlier, his Normal Retirement Date) over (ii) the Normal Supplemental Pension determined under Section 3.1. In lieu thereof, such Participant shall, in the event he elects an Early Retirement Date, receive an Involuntary Termination Supplemental Pension commencing on such Early Retirement Date, equal to the excess of (i) the Early Supplemental Pension computed in accordance with
          Section 3.3, based on Total Service rendered and as projected to be rendered to the 5th anniversary of such change in control (or, if earlier, his Normal Retirement Date) multiplied by the early retirement factor determined from the table set forth in Section 3.3, but based on the Participant's projected age on the 5th anniversary date of such change in control (or, if earlier, his Normal Retirement Date), over (ii) the Early Supplemental Pension determined under Section 3.3.

     (b) In addition to any supplemental pension determined under Section 5.2, if the employment of any Participant (other than a Participant described in (a) above (i) who is an elected officer and (ii) whose highest annual Earnings (including Incentive Compensation) is not less than $200,000) is involuntarily terminated prior to the 5th anniversary date of a change in control and prior to his Normal Retirement Date, and if such Participant would have attained age 55 and been credited with at least 15 years of Vesting Service had he continued to be employed to such 5th anniversary date, such Participant shall be entitled to an Involuntary Termination Supplemental Pension commencing on the date his supplemental pension under Section 5.2 commences, equal to the excess of (i) the supplemental pension

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          computed in accordance with Section 5.2, based on Total
          Service rendered and as projected to be rendered to the 5th anniversary of such change in control (or, if earlier, his Normal Retirement Date), provided that, in the event such Participant elects to receive his supplemental pension commencing on a date prior to his Normal Retirement Date, the Actuarial Equivalent referred to in Section 5.2 shall be based on the Participant's projected age on the 5th anniversary date of such change of control (or, if earlier, his Normal Retirement Date), over (ii) the supplemental pension determined under Section 5.2.

     (c) For purposes of this Section 3.6, the term "involuntary termination" means any action taken subsequent to a change in control by Union Pacific Corporation or the Company or any successor to, or assignee of, its obligations under this Supplemental Plan, terminating employment for other than an unlawful act or, without the consent of a Participant, adversely affecting the employment status by reducing earnings or demoting in title, or lessening of authority or responsibilities, or changing the situs of employment which requires a change of resident, of such Participant.

     (d) For purposes of this Section 3.6, a change in control shall occur if (i) any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Act")), other than Union Pacific Corporation or a subsidiary of Union Pacific Corporation or any employee benefit plan sponsored by Union Pacific Corporation or a subsidiary of Union Pacific Corporation, shall become the beneficial owner (as such term is defined in Rule 13d-3 under the Act) directly or indirectly of thirty percent or more of the outstanding stock of Union Pacific Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire common stock), (ii) the shareholders of Union Pacific Corporation shall approve
          (A) any consolidation or merger of Union Pacific Corporation in which Union Pacific Corporation is not the continuing or surviving corporation or pursuant to which shares of common stock of Union Pacific Corporation would be converted into cash, securities or other property, other than a merger of Union Pacific Corporation in which holders of common stock of Union Pacific Corporation immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Union Pacific Corporation or (iii) there shall have been a change in the composition of the Board of Directors of Union Pacific Corporation such that within any period of two consecutive years or less individuals who at the beginning of such period constituted such Board, together with any new directors whose election, or nomination for election by Union Pacific Corporation's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period, shall for any reason no longer constitute a majority of the directors of Union Pacific Corporation.

     (e) In the event any amount paid or benefit otherwise received by a Participant under the Supplemental Plan shall be determined by the Internal Revenue Service to constitute an "excess parachute payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and to be subject to an excise tax under Section 4999 of the Code, or any successor provision thereto (collectively, "Excise Tax"), the Company shall pay to the Participant an additional amount such that after taking into account taxes, including interest and penalties with respect thereto, incurred by the Participant on the receipt of such additional amount, the Participant is left with the same after-tax amount the Participant would have been left with had no Excise Tax been imposed.

     3.7 Pre-Termination Age and Service Grant. The pension to which a Participant would otherwise be entitled hereunder shall be redetermined by including in Total Service such additional years as may be approved by the Chief Executive Officer of Union Pacific Corporation prior to termination of Employment or by adding to such Participant's age such additional years as may then be approved by the Chief Executive Officer of Union Pacific Corporation, or both, but not in excess of five years in either case. All rights of a Participant or his beneficiaries hereunder shall be determined on the basis of such additional years.

     3.8 Suspension of Benefit. Notwithstanding any provisions of Article Three or Article Five to the contrary, the payment of the supplemental pension to which a Participant is otherwise entitled under the Supplemental Plan shall be suspended during any period for which payment of the Retirement Pension to which such Participant is otherwise entitled under the Plan is suspended under the terms of the Plan due to such Participant's return to Employment. Upon the resumption of payment of such supplemental pension to such Participant, no actuarial or other adjustment shall be made to the amounts otherwise payable to such Participant under the Supplemental Plan so as to reflect such suspension.

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                               ARTICLE FOUR


                             Manner of Payment


     4.1  The supplemental pension to which a Participant is entitled under
Section 3.1, 3.3 or 3.4 shall be paid to him in the same form as the manner of payment, if any, in effect for him under Article Six of the Plan.


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                               ARTICLE FIVE


                                  Vesting


     5.1 Termination Prior to Vesting. A Participant who terminates his Employment prior to his Early or Normal Retirement Date and prior to his completion of 3 years of Continuous Service shall not be entitled to any of the benefits herein provided. If the Chief Executive Officer of Union Pacific Corporation determines that the requirement set forth in the preceding sentence of the completion of 3 years of Continuous Service would be disadvantageous to the Company in the case of any Participant, such requirement shall be increased to the completion of 5 years of Continuous Service by the Participant. The Chief Executive Officer of Union Pacific Corporation shall make his determination by the date the Participant terminates his Employment.

     5.2 Termination after Vesting. Except as provided in Section 6.2, a Participant who terminates his Employment prior to his Normal or Early Retirement Date but after his completion of 3 years or 5 years of Continuous Service, whichever is applicable to him as determined under Section 5.1, shall be entitled to receive, commencing on his Normal Retirement Date, the supplemental pension accrued under the Supplemental Plan to the date he terminated his Employment. In lieu thereof, such Participant may elect to receive such supplemental pension commencing on the first day of any month within the 10-year period preceding his Normal Retirement Date, in which case such supplemental pension shall be the Actuarial Equivalent of the supplemental pension which would have been payable on his Normal Retirement Date, based upon the difference in age between the Participant's age when such supplemental pension is to begin and his Normal Retirement Date.

The immediately preceding paragraph shall not apply in the case of a Participant (i) whose Employment terminates prior to his Normal or Early Retirement Date but after the completion of 10 years of Vesting Service (including in such Vesting Service not less than 5 years of Continuous Service beginning not earlier than a Year of Service in which the Participant attained age 22)(a "Vested Terminee") and (ii) becomes a "Transferred Employee" as such term is defined in the Asset Purchase and Contribution Agreement among Petroleos de Venezuela, S.A., Properchamp, Inc., Union Pacific Corporation, Union Pacific Resources Company, Union Pacific Refining, Inc., and Champlin Refining Company dated as of March 17, 1987. With respect to each Vested Terminee, (i) employment with Champlin Refining Company and the benefit accrued by such individual under all pension plans maintained by Champlin Refining Company such be taken into account in determining the amount of the supplemental pension payable from the Supplemental Plan and (ii) such supplemental pension shall not be payable prior to the earlier of each individual's Normal Retirement Date or the termination of employment with Champlin Refining Company.

Therefore, each Vested Terminee who becomes a Transferred Employee shall be entitled to receive, commencing on his Normal Retirement Date, a supplemental pension equal to the lesser of (i) the supplemental pension accrued under the Supplemental Plan, giving due regard to the provisions of Article Eighteen of the Plan, to the date he terminates Employment or (ii) the amount, if any, by which, determined as of the earlier of such individual's Normal Retirement Date or the date he terminates employment with Champlin Refining Company, (A) the sum of (I) the vested benefit accrued under the Plan computed on the basis of the formula provided in Section 5.1 thereof and (II) the pension referred to in clause "(i)", above, exceeds (B) the sum of (I) the vested benefit accrued under the Plan computed on the basis of the formula provided in
Section 5.1 of the Plan and (II) the aggregate vested benefit, payable on such

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individual's Normal Retirement Date, accrued under all pension plans established by Champlin Refining Company. In lieu thereof, such Vested Terminee may elect to receive his supplemental pension commencing on the first day of any month within the 10-year period preceding his Normal Retirement Date, but not earlier than the first day of the month contemporaneous with or next succeeding the day he terminates employment with Champlin Refining Company, in which case such supplemental pension shall be the Actuarial Equivalent of the supplemental pension, if any, determined pursuant to the immediately preceding sentence, which would have been payable on his Normal Retirement Date, based on the difference in age between such Vested Terminee's age when such supplemental pension is to begin and his Normal Retirement Date.

     5.3 Normal Form of Vested Benefit. The supplemental pension credited to a vested terminated Participant shall be paid in equal monthly installments as follows:

     (a) if the Participant is married at the time payment is to begin, his supplemental pension shall be paid in the form of a 50% Contingent Annuitant Option calculated in accordance with Section 6.3 of the Plan, with his spouse as Contingent Annuitant.

     (b) if the Participant is not married at the time payment is to begin, his supplemental pension shall be in the form of a life income pension, payable in equal installments to him for life.

     5.4 Optional Form of Vested Benefit. A vested terminated Participant included in Section 5.3(a) above may elect at any time 90 or more days before payment is to begin to receive his supplemental pension in the form of a life income pension, payable in equal installments for life. If the vested terminated Participant makes such election, no amount shall be payable to his spouse under Section 5.3(a).


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                                ARTICLE SIX


                            Employee Transfers


     6.1 Transfers into Supplemental Plan from Other Supplemental Plans. If any employee who is a participant in any other supplemental pension plan of an Affiliate is transferred to the Company and is a Participant in this Supplemental Plan after such transfer, such employee shall retain no rights in the other supplemental pension plan from which he is transferred and shall receive all benefits to which he is entitled under this Supplemental Plan, based upon his Total Service which shall include as to such employee any service used in determining his benefits under such other supplemental pension plan.

     6.2 Transfers to Other Supplemental Plans. If a Participant is transferred to an Affiliate and becomes a participant in a supplemental pension plan of the Affiliate after such transfer, such Participant shall retain no rights in this Supplemental Plan if such other supplemental pension plan has provisions that substantially conform to the transfer provisions for the protection of transferees that are contained in this Article Six.

     6.3 No Duplication of Benefits. There shall under no circumstances be any duplication of benefits under this Supplemental Plan or any supplemental pension plan of an Affiliate by reason of the same period of employment.

                               ARTICLE SEVEN


                     Pre-Retirement Survivor's Benefit


     7.1  Eligibility

     (a) General - The Surviving Spouse of a Participant who had at least one Hour of Service after August 22, 1984 and who either (i) terminated Employment due to death prior to his Normal Retirement Date or (ii) (A) terminated Employment other than due to death after his completion of 3 years or 5 years of Continuous Service, whichever is applicable to him as determined under Section 5.1, but prior to the 10-year period immediately preceding his Normal Retirement Date and (B) died prior to the time payment of the supplemental pension credited to such Participant would otherwise have begun pursuant to
          Section 5.3, shall, except to the extent provided in subsection (b) of this Section 7.1, receive the benefit determined pursuant to Section 7.2.

     (b) Waiver - The Surviving Spouse of a Participant described in subsection (a) of this Section 7.1 shall not receive that benefit determined pursuant to Section
          7.2 if there is in effect, for purposes of Section 8.1 of the Plan, on the date of such Participant's death a waiver with respect to such Participant complying with the requirements of subsection (b) of Section 8.1 of the Plan.

     7.2  Benefit -

     (a) General - The benefit payable to the Surviving Spouse of a Participant described in Clause "(i)" of subsection (a) of Section 7.1 shall be equal to 50% of the supplemental pension, reduced to the extent required pursuant to subsection (c) of this Section 7.2, such Participant would have received determined, to the extent otherwise applicable, in accordance with
          Section 3.3 had such Participant received a supplemental pension (i) commencing as of the later of
          (A) the earliest date on which such Participant's Early Retirement Date could have occurred, had such Participant not died prior thereto, based upon the Total Service actually credited to such Participant, or
          (B) the first day of the month immediately following the date of such Member's death and (ii) in the form of a 50% Contingent Annuitant Option, calculated in accordance with Section 6.3 of the Plan, with his Surviving Spouse as Contingent Annuitant. The benefit payable to the Surviving Spouse of a Participant described in clause "(ii)" of subsection (a) of Section
          7.1 shall be equal to 50% of the supplemental pension, reduced to the extent required pursuant to subsection
          (c) of this Section 7.2, such Participant would have received determined, to the extent otherwise applicable, under Section 5.2 had such Participant commenced receiving a supplemental pension (i) commencing as of the later of (A) the earliest date on which such Participant could have commenced receiving his supplemental pension pursuant to Section 5.2, had such Participant not died prior thereto, based upon the Total Service actually credited to such Participant or
          (B) the first day of the month immediately following the date of such Participant's death and (ii) in the form of 50% Contingent Annuitant Option, calculated in accordance with Section 6.3 of the Plan, with his Surviving Spouse as Contingent Annuitant.

     (b) Timing - The benefit a Surviving Spouse of a Participant shall be entitled to pursuant to subsection
          (a) of the Section 7.2 shall be paid monthly to such Surviving Spouse, commencing as of the later of (i) the earliest date on which (A) such Member's Early Retirement Date could have occurred or (B) such Participant could have commenced receiving his supplemental pension pursuant to Section 5.2, as the case may be, had such Participant not died prior thereto or (ii) the first day of the month immediately following the date of such Participant's death and shall continue thereafter with the last payment being made on the first day of the month in which the Surviving Spouse dies.

     (c) Cost of Benefit - For purposes of determining the benefit payable pursuant to subsection (a) of this
          Section 7.2 to the Surviving Spouse of a Participant described in subsection (a) of Section 7.1, the supplemental pension such Participant would have received as of the date which is relevant under subsection (a) of this Section 7.2 in determining the amount of the benefit payable to such Surviving Spouse, determined under whichever provisions of the Supplemental Plan would have been applicable with respect to such Participant, shall be reduced by the sum of:

           (i) if such Participant had attained at least 55 years of age and completed at least 10 years of Vesting Service (including in such Vesting Service not less than 5 years of Continuous Service) prior to August 23, 1984, 1/24 of 1% for each calendar month or part thereof prior to August 23, 1984 for which such Participant had in effect an election pursuant to Article Seven as in effect prior to the amendment and restatement of such Article effective as of August 22, 1984 and

          (ii) 1/24 of 1% for each calendar month or part thereof subsequent to December 31, 1986 with respect to which a 1/24 of 1% per month reduction is imposed under Article Eight of the Plan in determining the benefit payable to such Surviving Spouse under such Article Eight or would be so imposed under such Article Eight were the number of such Participant's years of Continuous Service under the Plan equal to the number of such Participant's years of Total Service.

     7.3 Reduction in Participant's Retirement Pension - Notwithstanding any other provision of the Supplemental Plan to the contrary, a Participant who has at least one Hour of Service after August 22,

1984 shall have such Participant's supplemental pension, determined under whichever provisions of the Supplemental Plan shall be applicable to such Participant, reduced for all purposes of the Supplemental Plan in an amount equal to the reduction which would have occurred under subsection (c) of Section
7.2 with respect to such Participant's supplemental pension had such Participant died on the day immediately preceding the earlier of (i) his Normal Retirement Date (ii) the date with respect to which payment of the supplemental pension credited to such Participant shall commence or (iii) if such Participant terminates Employment within the 10-year period immediately preceding his Normal Retirement Date, the date such Member terminates Employment.

                               ARTICLE EIGHT


                              Administration


     8.1 Administration. To the extent herein provided, the Vice President-Benefit Plan Administrator of Resources shall have authority to control and manage the operation and administration of the Supplemental Plan. For purposes of the Supplemental Plan, the Vice President-Benefit Plan Administrator of Resources shall be referred to as the Administrator.

     8.2 Responsibilities and Powers of Administrator. Except for the responsibilities and powers elsewhere herein given specifically to the Board of Directors, the Administrator shall have all responsibilities for the operation and administration of the Supplemental Plan and shall have all powers necessary to carry out his responsibilities hereunder. Without limiting the generality of the foregoing, the Administrator shall have the responsibility and power to:

     (a) keep and maintain such accounts and records with respect to Participants as he may deem necessary or proper;

     (b) determine all questions of the eligibility and of the status and rights of Participants and any other person hereunder and interpret and construe the Supplemental
          Plan in connection therewith; and,

     (c) adopt from time to time mortality and other tables and interest rates upon which all actuarial calculations shall be based, including the determination of the appropriate factors for the adjustment of pension payment.

The Administrator shall carry out all his responsibilities and exercise all his powers in accordance with the terms of the Supplemental Plan. The determination of the Administrator as to any questions involving his responsibilities hereunder shall be conclusive and binding on all persons.

     8.3 Certification and Payment of Benefits. The Administrator shall compute the amount and manner of payment of benefits to which the Participants, retired Participants, Surviving Spouses and beneficiaries become entitled. All payments of benefits shall be made directly by the Company upon the instructions of the Administrator.

     8.4 Reports to Board of Directors. As he deems necessary or proper or as the Board of Directors may require, but in any event at least once during each calendar year, the Administrator shall report to the Board of Directors on the operation and administration of the Supplemental Plan and on any other matter concerning the Supplemental Plan he deems advisable or required by the Board of Directors.

     8.5 Designation and Delegation. The Administrator may designate other persons to carry out such of his responsibilities hereunder for the operation and administration of the Supplemental Plan as he deems advisable and delegate to the person so designated such of his powers as he deems necessary to carry out such responsibilities. Such designation and delegation shall be subject to such terms and conditions as the Administrator deems necessary or proper. Any action or determination made or taken in carrying out responsibilities hereunder by the persons so designated by the Administrator shall have the same force and effect for all purposes as if such action or determination had been made or taken by the Administrator.

     8.6 Outside Services. The Administrator may engage counsel and such clerical, medical, financial, actuarial, accounting and other specialized services as he may deem necessary or desirable for the operation and administration of the Supplemental Plan. The Administrator and persons designated by him under Section 8.5 shall be entitled to rely, and shall be fully protected in any action or determination or omission taken or made or omitted in good faith in so relying, upon any opinions, reports or other advice which is furnished by counsel or their specialist engaged for that purpose.

     8.7 Expenses. All expenses, including any fees for outside services under Section 8.6, incurred by the Administrator and by persons designated by him under Section 8.5 in the operation and administration of the Supplemental Plan shall be paid by the Company. Neither the Administrator nor any other person who is an Employee shall receive any compensation solely for services in carrying out any responsibility hereunder.

     8.8 Bonding. No bond or other security shall be required of the Administrator or of any person designated by him under Section 8.5.

     8.9  Liability.  The Administrator and persons designated by him under
Section 8.5 shall use ordinary care and diligence in the performance of their duties. The Company shall indemnify the Administrator and each other person designated by him under Section 8.5 against any and all claims, loss, damages, expense (including reasonable counsel fees), and liability arising from any action or failure to act or other conduct in their official capacity, except when the same is due to the gross negligence or willful misconduct of the Administrator or other person.

                               ARTICLE NINE


                         Amendment or Termination


     9.1 Amendment or Termination - The Board of Directors reserves the right to modify, alter, amend or terminate the Supplemental Plan from time to time and to modify, withdraw or terminate any pension granted under the Supplemental Plan, to any extent that it may deem advisable; provided, that no such modification, alteration, amendment or termination shall impair any rights which have accrued to Participants hereunder to the date of such modification, alteration, amendment or termination. No amendment to the Supplemental Plan adopted by the Board of Directors shall become effective, however, until the same has been assented to by the Board of Directors of Union Pacific Corporation.

                                ARTICLE TEN


                            General Provisions


     10.1 No Right To Employment. Nothing herein contained shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge any Participant at any time.

     10.2 Alienability of Benefits. Pension payments under the Supplemental Plan may not be assigned or hypothecated, and to the extent permitted by law, no such payments shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

     10.3 Payment Due an Incompetent. If it shall be found that any person to whom a payment is due hereunder is unable to care for his affairs because of physical or mental disability, as determined by a licensed physician, the Administrator shall have the authority to cause the payments becoming due such person to be made to the legally appointed guardian of any such person or to the spouse, brother, sister, or other person as it shall determine. Payments made pursuant to such power shall operate as a complete discharge of the Company.

     10.4 Controlling State Law. The Supplemental Plan shall be construed, regulated and administered according to the laws of the State of Texas.

     10.5 Successors. This Supplemental Plan shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company in the same manner and to the same extent that the Company would be bound to perform if no such succession had taken place.

                              ARTICLE ELEVEN


                    Transfers to Non-Covered Employment


     11.1 Notwithstanding any of the provisions of the Supplemental Plan to the contrary, if an executive participating in the Plan is transferred to the employment of a member of the controlled group of corporations of which Union Pacific Corporation is the common parent that has not adopted either the Plan or the Pension Plan for Employees of Union Pacific Resources Company ("non-covered employment"), upon the approval of the Chief Executive Officer of Union Pacific Corporation, any benefits to which such executive would be entitled under the Plan or the Supplemental Plan, or both, by treating all or any of such executive's non-covered employment as if it were service covered by such Plans and by aggregating such service with such executive's other service covered by such plans shall be provided to such executive pursuant to the provisions of this Article Eleven to the extent that such benefits exceed such executive's benefits under the Plan, such executive benefits under the Supplemental Plan determined without regard to the provisions of this Article Eleven and such executive benefits under any other pension plan that are based upon such executive's non-covered employment. If any beneficiary would be entitled to any benefits under the Plan or the Supplemental Plan, or both, as a result of treating such executive's non-covered employment as if it were service covered by such Plans and by aggregating such service with such executive's other service covered by such Plans, such benefits shall be provided to such beneficiary pursuant to the provisions of this Article Eleven to the extent that such benefits exceed such beneficiary's benefits under the
Plan, such      beneficiary's benefits under the Supplemental Plan determined without regard to the provisions of this Article Eleven and such beneficiary's benefits under any other pension plan that are based upon such executive's non-covered employment.